EXHIBIT 99.2

For Immediate Release

Contact:              Willing L. Biddle, President & COO
John T. Hayes, SVP & CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces The Election of
Catherine U. Biddle to the Board of Directors

GREENWICH, CONNECTICUT March 21, 2013…Urstadt Biddle Properties Inc.  (NYSE: UBA and UBP) announced that earlier today the stockholders of the Company elected Catherine U. Biddle to fill a vacancy on the Company's Board of Directors.  Mrs. Biddle currently serves as Vice President, Corporate Secretary and a Director of Urstadt Property Company, Inc., a real estate investment company unrelated to Urstadt Biddle Properties Inc.  She currently serves as a Board Member of Kensico Cemetery and Trustee of Historic Hudson Valley.  Previously, Mrs. Biddle served as an officer in the Commercial Real Estate Finance Division of The Bank of New York.    She is the wife of Willing L. Biddle, the Company's President, and the daughter of Charles J. Urstadt, Chairman and Chief Executive Officer of the Company.

The stockholders also re-elected Messrs. Willing L. Biddle, E. Virgil Conway and Robert J. Mueller as Directors of the Company.

Charles J. Urstadt, Chairman of the Board of Directors and the Company's Chief Executive Officer commented "We are delighted to welcome Catherine to the Board.  We expect that her background in commercial real estate finance, experience with the real estate investment company she serves, and familiarity with properties in the Company's core geographic area and the markets in which they are located will make her a valuable addition to the Board."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 63 properties containing approximately 5.0 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 173 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 19 consecutive years.